Exhibit 4.19

Contract No. : 3205032016CR0003

Electronic Administration No. : 3205002016B00129

Contract for State-owned Construction Land

Use Right Assignment

Formulated by: The Ministry of Land and Resources of the People's Republic of China and The State Administration for Industry and Commerce of the People's Republic of China

Contract for State-owned Construction Land

Use Right Assignment

The parties to this Contract:

Assignor: Suzhou Industrial Park Land and Resources Bureau

Mailing Address: 8/F, Xiandai Building, No. 999 Xiandai Street, Suzhou Industrial Park

Postal Code: 215000

Tel: 0512-66680879

Fax: 0512-66680899

Name of Bank of Deposit: /

Account No.: /

Assignee: Suzhou Jumei Youpin Information and Technology Co., Ltd.

Mailing Address: 9/F, Zongbao Building, No. 66 Xiandai Street, Suzhou Industrial Park

Postal Code: 215000

Tel: 13771843479

Fax: /

Name of Bank of Deposit: /

Account No.: /

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Chapter I General Provisions

Article 1      In accordance with the Property Law of the People's Republic of China, Contract Law of the People's Republic of China, Land Administration Law of People's Republic of China, the Urban Real Estate Administration Law of the People's Republic of China, relevant administrative regulations and rules on land supply plicies, the two parties enter into this contract based on the principles of equality, voluntariness, with compensation and in good faith.

Article 2      The ownership of the assigned land belongs to the People's Republic of China. The Assignor can only assign the state-owned construction land use right to the Assignee in accordance with laws. The resources and objects buried under shall continue to be owned by the State.

Article 3      The Assignee has the right to possess, use, make profit and dispose of the land within the period of assignment, and shall be entitled to the construction of buildings, fixtures and any auxiliary facilities by making use of the land hereof.

Chapter II Delivery of the Assigned Land and Payment of the Assignment Charge

Article 4      The Registered No. of the land parcel under this contract is 43621, with the total area of 79,339.9 square meters. Of which, the assigned land area of the land parcel is 79,339.9 square meters.

The assigned land parcel under this contract is located at east of Shengpu Road and south of Tongsheng Road.

The ichnographic boundary of the assigned land under the contract is to the east of Guihua Road, south to the riverway, west to the open space and north to Tongsheng Road. Please see the sketch of Ichnographic boundary of the assigned land in Exhibit 1.

The vertical limit of the assigned land under this contract is to take +50 as its upper limit and to take -10 as its lower limit, with the altitude difference of 60 meters. Please see the sketch of vertical limits of the assigned land in Exhibit 2.

The spatial extent of the assigned land refers to the closed space formed by the aforesaid boundary points posed by the vertical plane and the upper and lower elevation level.

Article 5      The use purpose of the assigned land is for warehouse usage.

Article 6      The Assignor agrees to deliver the assigned land to the Assignee prior to the date of January 29, 2016. The Assignor agrees that the assigned land shall meet the following land conditions required under Item 2 of this article upon delivering the land:

(1) To level the land and make it meet the conditions of / ;

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The infrastructure around the land shall meet the conditions of   / ;

(2) Current land status shall remain the same.

Article 7           The assignment term of the state-owned construction land use right under this contract is 50 years, starting from the date when the assigned land is delivered according to Article 6 of this contract. In case applying for completion of the formalities on state-owned construction land use right which is previously allotted (or leased), the assignment term shall be counted from the execution date of the contract.

Article 8            The assignment charge for the state-owned construction land use right under this contract is RMB 38,090,000, with RMB 480.0863 per square meter.

Article 9             The deposit for the assigned land is RMB 7,615,000. The deposit shall be regarded as part of the payment of assignment charge.

Article 10           The Assignee agrees to pay the assignment charge for the state-owned construction land use right in accordance with Item 1 of this article:

(1) The assignment charge of the state-owned construction land use right shall be paid in lump-sum payment within 7 days after the execution date of the contract.

(2) The assignment charge for the state-owned construction land use right shall be paid by installments according to the following time and amount.

First Phase: RMB 38,090,000; Date of Payment is prior to February 5, 2016

Second Phase: RMB   / ; Date of Payment is   /

Third Phase: RMB   / ; Date of Payment is   /

Fourth Phase: RMB   / ; Date of Payment is   /

If the assignment charge for the state-owned construction land use right is paid in installments, the Assignee agrees to pay interests to the Assignor. When the second installment and each following installment are paid according to payment schedule, the interests shall be based on the interest rate published by the People's Bank of China (PBOC) on the date when the first installment occurs.

Article 11          After all the assignment charge of the land is paid up in accordance with this contract, the Assignee may apply for the Certificate of State-owned Construction Land Use Right Assignment by presenting this contract, payment receipt of the assignment charge and other relevant materials.

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Chapter III Development, Construction and Utilization of the Assigned Land

Article 12             The Assignee agrees the investment intensity to develop the assigned land under this contract shall meet the criteria stipulated in Item 2 of this article:

(1) Where the assigned land is used for construction of industrial projects, the Assignee agrees the fixed assets invested in the land under this contract are no less than the approved amount or the registered amount of RMB   /  and the investment intensity shall be no less than RMB   /  per square meter. The investment of fixed assets to the assigned land under this contract should include buildings, fixtures and their auxiliary facilities as well as the assignment charge.

(2) Where the assigned land under this contract is used for construction of non-industrial projects, the Assignee guarantees the total investment to the assigned land should be no less than RMB 595,049,250.

Article 13              The new buildings, fixtures and their auxiliary facilities established on the assigned land under this contract shall be satisfied with the planning requirement for the assigned land regulated by the municipal (county) planning administrations. (Please see attached Exhibit 3). Among which:

Nature of the main building: warehouse ;

Nature of the affiliated buildings: per requested by the planning;

Total construction area: 63,471.92 square meters;

Floor Area Ratio is between 0.80-1.50;

Building Height Limit is   /  meter;

Building Density is not more than 55%;

Greening Rate is   /  ;

Other utilization requirement:   /  .

Article 14              The Assignee agrees to develop the assigned land under this contract according to Item   /  of this article.

(1) The assigned land under this contract is used for construction of industrial projects. According to the planning and designing conditions set by the planning departments, the land within the boundaries of the assigned land for office buidings and life service facilities shall not be more than   /  % of the total area of the assigned land, that is, not more   /  square meters, and the construction area shall be not more than   /  square meters. The Assignee agrees not to build nonproductive facilities on the assigned land, including sets of residence, expert buiding, hotel, guest house and training center.

(2) The assigned land under this contract is used for construction of residential projects. According to the planning and designing conditions set by the planning departments, the total number of the apartments within the boundaries of the assigned land shall not be less than   /  sets. Among the apartments, the ones with the construction area of less than 90 square meters shall not be less than   /  sets. The requirement of the residence construction is   /  . Within the boundaries of the assigned land, the land area used for developing apartments under 90 square meters shall not be less than   /  % of the total area of the assigned land. Regarding the affordable housing, low-rent housing developed within the assigned land, the Assignee agrees to utilize according to Term   /  of this article upon completion of the construction.

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i.      Transfer to the local government;

ii.     Repurchase by the local government;

iii.    Enforce the relevant administrative regulations on construction and sales of affordable housing;

iv.     /    ;

v.       /    ;

Article 15             The Assignee agrees to construct the following supporting facilities within the boundaries of the assigned land and transfer to the government without compensation upon completion of construction.

(1)  /   ;

(2)  /   ;

(3)  /   .

Article 16            The Assignee agrees to commence the construction on the assigned land before January 28, 2017 and complete before January 28, 2019.

In case the commencement of construction needs to be deferred, the Assignee shall submit the application for deferral to the Assignor 30 days in advance. After the deferral of commencement is approved by the Assignor, the completion date shall also be deferred accordingly. However, the deferral should not be exceed one year.

Article 17            During the construction period, regarding the water supply, gas supply, sewage disposal and other facilities which need to be connected with main pipelines outside of the assigned land, the Assignee agrees to perform in accordance with relevant regulations.

The Assignee agrees to the entering, passing and crossing of any kind of pipelines through the assigned land laid by the government for public purpose. However, the government or relevant public operation entitiy shall make reasonable compensation once the land use functions are affected.

Article 18            The Assignee should utilize the assigned land according to the purpose and floor area ratio regulated under this contract. Any alteration of the above is prohibited. Within the term of assignment, both parties agree to perform according to Item 1 of this article when the land use purpose needs to be changed.

(1) The Assignor shall withdraw the construction land use right with compensation to the Assignee;

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(2) Both parties shall complete the formalities of land use alteration in accordance with relevant laws. Both parties shall sign an alteration agreement on the state-owned construction land use right assignment or resign a new contract on the land use right assignment. The Assignee shall make a supplementary payment for the balance between evaluated market price of the contruction land use right with the price under new purpose. The evaluated market price shall subject to the time when the alteration of land use is approved. The registration of land use alteration shall be undertaken afterwards.

Article 19           Within the assignment term under this contract, the government reserves its right to adjust the planning of the assigned land. In case the original planning needs to be modified, it shall not affect the existing buildings on the assigned land. However, if reconstruction, renovation and rebuilding of the the buildings, fixtures and their affiliated facilities on the assigned land is needed within its use term, or when applying for renewal of the contract upon expiration of use term, the adjusted planning shall govern.

Article 20           The Assignee shall utilize the state-owned construction land use right in accordance with law. The Assignor shall not withdraw before the expiration of use term of this contract. Under special circumstances, where the Assignor needs to withdraw the state-owned construction land use right for the purpose of public interests before expiration of use term, approval formalities shall be undertaken in accordance with laws. The Assignor shall compensate the Assignee according to 1) value of buildings, fixtures and their affiliated facilities on the assigned land at the time of withdrawal; 2) the evaluated market price of the remained use term of the state-owned construction land use right; 3) and the evaluated direct loss arising from the withdrawal.

Chapter IV Transfer, Lease and Mortgage of the State-Owned Construction Land Use Right

Article 21            The Assignee is entitled to transfer, lease or mortgage, fully or partially, the land use right under the Contract provided that the Assignee has made full payment of the assignment fee, received the Certificate for the Use of State-owned Land and obtained the land use right assigned. Nevertheless, in the first transfer of the land use rights, it shall meet the conditions set forth in item / of this article:

(1) Investment and development are made in accordance with the Contract, and above 25% of the total investment in the development has been completed;

(2) Investment and development are made in accordance with the Contract, and conditions for industrial or other construction land use purposes have been formed.

Article 22 The state-owned construction land use right transfer, mortgage and lease contract shall not breach the laws and regulations of the State or the stipulations of this Contract.

Article 23            With the transfer of the state-owned construction land use right, the rights and obligations specified in the Contract and in the registration documents shall be thereby transferred. The term of the land use right is the term specified in the Contract minus the number of the years in which the land has been used. After the lease of state-owned construction land use right in part or in full, the rights and obligations specified in the Contract and in the registration documents shall remain imposed on the Assignee.

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Article 24            In the transfer or mortgage of the state-owned construction land use right, both parties to the transfer or mortgage shall take the Contract, corresponding contract for the transfer or mortgage and the Certificate of the Use of State-owned Land to the land administration department to apply for land registration.

Chapter V Expiration of the Term

Article 25            Upon expiration of the term of the land use right under the Contract, the land user may apply for a renewal of the land use right no less than one year prior to the expiration of the term of use if continued use of the land is needed. The Assignor shall approve the renewal unless the assigned land under the Contract shall be withdrawn for public interests.

Article 26            In case application to renew is made by the land user but failed due to the needs of public interests upon expiration of the term of land assignment, the land user shall return the Certificate of Use of State-owned Land and the Assignor shall recover the land use right on behalf of the State without compensation and cancel the registration of the land use right in accordance with related regulations. In respect of the buildings, fixtures and their affiliated facilities on the assigned land under this Contract, the Assignor and the land user agree to (2) of this article:

(1) The Assignor shall recover the above-ground buildings, fixtures and their affiliated facilities on the assigned land, and give reasonable compensation to the land user based on the residual value of these buildings, fixtures and their affiliated facilities at the time of recovery.

(2) The Assignor shall recover the above-ground buildings, fixtures and their affiliated facilities on the assigned land without compensation.

Article 27            If upon expiration of the term of the land use right, the land user fails to apply for renewal, the land user shall return the Certificate of Use of State-owned Land and the Assignor shall recover the land use right on behalf of the State without compensation and cancel the registration of the land use right in accordance with related regulations. The Assignor shall recover the above-ground buildings, fixtures and their affiliated facilities on the assigned land under the Contract without compensation. The land user shall maintain the normal functions of the above-ground buildings, fixtures and their affiliated facilities and no sabotage is allowed. In case the above-ground buildings, fixtures and their affiliated facilities lose their normal functions, the Assignor may request the land user to remove or demolish the above-ground buildings and their affiliated facilities to restore the surface of the land.

Chapter 6 Force Majeure

Article 28            Neither Party shall be held responsible in case of failure to fulfill, fully or in part, the Contract due to force majeure. Nevertheless, necessary remedial actions shall be made where possible by both Parties to reduce the loss caused by force majeure. No exemption from responsibility shall be applied to delayed fulfillment of the Contract by the Parties involved.

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Article 29            Either Party that encounters force majeure shall notify the other Party of the event in writing by such means as mail, telegram, facsimile within 7 days and submit to the other Party a report or proof of the reason(s) for the inability to fulfill the Contract partially or fully or for delayed fulfillment of the Contract within 15 days after such force majeure occurred.

Chapter VII Responsibility for Breach of Contract

Article 30            The Assignee must make payment of the assignment fee on time as agreed in the Contract. In case of failure to pay the assignment fee on time, the Assignee shall pay the Assignor an overdue fine which is 1% of the delayed amount on a daily basis as of the due date of payment. In case the delay in payment exceeds 60 days, the Assignor shall be entitled to terminate the Contract and recover the land use right. The Assignee is not entitled to claim back the down payment, whereas the Assignor may demand compensation from the Assignee for other losses due to the breach of the Contract.

Article 31            In case the Assignee ceases to invest in and construct the project due to its own reasons, thus requesting termination of the Contract and applying to return the land to the Assignor, the Assignor shall obtain approval from the People's Government or government office that formerly approved the land assignment scheme, then return, in accordance with the agreements hereinafter where applicable, partially or fully the assignment fee except the down payment agreed in the Contract (and excluding interests) and recover the land use right at no consideration for the buildings and structure already constructed within the land parcel. The Assignor may also call on the Assignee to remove the existing buildings and structures to restore the surface of the land.

(1) In case the application is made by the Assignee to the Assignor no less than 60 days before the date of one year from the date of construction commencement agreed in the Contract, the Assignor shall, after withholding the down payment, return the assignment fee already paid by the Assignee;

(2) In case the application is made by the Assignee to the Assignor after one year but no less than 60 days before the date of two years from the date of construction commencement as agreed in the Contract, the Assignor shall, after withholding the down payment and imposing the idle land fee, return the remaining assignment fee that has been paid to the Assignee.

Article 32            In case the Assignee causes the land for construction to become idle, and the term of idleness reaches one year but is less than two years, an idle land fee shall be imposed; if the term of idleness reaches two years and construction is yet to commence, the Assignor is entitled to recover the State-owned land use right without compensation.

Article 33            In case the Assignee fails to commence construction at the date agreed in the Contract, or a date for delayed construction is otherwise agreed, the Assignee shall pay the Assignor a penal sum that equals 0.10% of the total assignment fee for each day that is delayed. The Assignor is entitled to request the Assignee to continue performance of obligations.

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In case the Assignee fails to complete construction at the date agreed in the Contract, or a date for delayed completion is otherwise agreed, the Assignee shall pay the Assignor a penal sum of 0.10% of the total assignment fee for each day that is delayed.

Article 34            In case the total investment in fixed assets, investment frequency and total investing amount fail to meet the standards as agreed upon in the Contract, the Assignor may, in accordance with the ratio of actual difference to the agreed total investment and investment frequency, impose a penal sum equal to the same ratio of the total assignment fee, and the Assignor may request the Assignee to continue performance of obligations.

Article 35            In case any index of building volumetric fraction, building density and other index is lower than the minimum standard under this Contract, the Assignor may, in accordance with the ratio of actual difference to the agreed minimum standard, impose a penal sum equal to the same ratio of the total assignment fee, and the Assignor may request the Assignee to continue performance of obligations. Where and if any index such as the building volumetric fraction, building density and other index is higher than the maximum standard, the Assignor is entitled to withdraw the portion in excess of the maximum standard, and in accordance with the ratio of actual difference to the agreed maximum standard, impose a penal sum equal to the same ratio of the total assignment fee.

Article 36            In case any index such as the green land rate of the industrial construction project, proportion of the land used for internal administration of the enterprise and life service facilities, the building area of the internal administration of the enterprise and life service facilities and any index is higher than the standard agreed in this Contract, the Assignee shall pay to the Assignor a penal sum equal to 1% of the assignment fee, and remove the corresponding greening and building structures voluntarily.

Article 37            Upon payment of the assignment fee by the Assignee, the Assignor shall deliver the assigned land as scheduled under this Contract. Where the Assignor fails to deliver the assigned land as scheduled and causes a delay in the Assignee's use of land, the Assignor shall pay to the Assignee a penal sum of 1% of the assignment fee already paid by the Assignee, and the term of land use shall commence on the date of actual delivery. Where the delay in delivering the assigned land exceeds 60 days, and the Assignor fails to delay the land upon the Assignee's urge, the Assignor shall refund to the Assignee double the amount of deposit and return the remaining portion of the assignment fee paid, the Assignee may recover damages from the Assignor.

Article 38            In case the Assignor fails to deliver the land as scheduled or the delivered land fails to meet the conditions under this Contract or unilaterally changes the conditions of use of the land, the Assignee is entitled to request performance of the Assignor's obligations under this Contract, and to claim for damages arising out of delayed performance. The term of the land use shall commence on the date that the condition of the land meets the standards of this Contract.

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Chapter VIII Applicable Laws and Dispute Resolution

Article 39            The conclusion, validity, interpretation, performance and dispute resolution related to the Contract shall be governed by the laws of People's Republic of China.

Article 40            Disputes arising from the performance of the Contract shall be resolved by both Parties through negotiation. Where negotiation fails, the dispute shall be settled pursuant to item (1) below:

(1) Submitted to Suzhou Arbitration Committee for arbitration.

(2) Submitted to the People's Court for litigation.

Chapter VIII Supplemental Provisions

Article 41            The scheme of land parcel assignment under the Contract has been approved by the People's Government of the Management Committee of Suzhou Industrial Park, the Contract shall become effective as of the date of execution by both Parties.

Article 42            Both Parties hereby guarantee that the contents of this Contract such as name, correspondence address, phone number, facsimile, bank account and agent are true and in effect, in case of change in one party's information, a written notice to inform the other party shall be given within 15 days of such change being taken place, otherwise the responsibilities arising from failure of timely notice shall be borne by the party with the information change.

Article 43            The Contract and attachment contain 19 pages in total, and the Chinese version shall prevail.

Article 44            The amounts and areas in this Contract shall be stated in both numbers and in words, which shall be consistent with each other. In case of inconsistency, the amount stated in words shall prevail.

Article 45            For issues not covered in this Contract, a separate agreement shall be made between the two parties through negotiation and shall constitute the attachment to, and have the same legal effect with this Contract.

Article 46            This Contract is executed in four copies, the Assignor and Assignee shall each hold two copies, all of which have the same legal effect.

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The Assignor (Seal): /Seal/ Suzhou Industrial Park National Land Bureau	The Assignee (Seal): /Seal/ Suzhou Jumeiyoupin Information Technology Co., Ltd

Legal Representative (Agency)
(Signature): /s/ Legal Representative	Legal Representative (Agency)
(Signature): /s/ Legal Representative

January 29, 2016

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